Exhibit 10(ah)
                      Supply Agreement dated May 27 1997











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                               SUPPLY AGREEMENT

        This Agreement, entered into as of the 27th day of May 1997, by and between Lannett Company, Inc. ("Lannett"), a Delaware corporation, having offices in Philadelphia, Pennsylvania, and having offices in

        WHEREAS, Lannett sells pharmaceutical products and manufactures pharmaceutical products for distribution by others: and ___________

        WHEREAS, ______ wishes to have Lannett manufacture its products upon the terms and conditions of this Agreement;

        NOW THEREFORE, the parties agree as follows:


                           ARTICLE 1 - DEFINITIONS
                           -----------------------

1.1 The Products. The "Products" shall mean each of the Products listed in Exhibit A. Products may be added to Exhibit A by written agreement of the parties.

1.2     The FDA. The "FDA" shall mean the United States Food and Drug
        Administration.

1.3 Patents. The "Patents" shall mean any issued patents or patent rights held by third parties which would be infringed by the manufacture, use or sale of the Products to be manufactured by Lannett for _______ pursuant to the terms of this Agreement.

1.4 Purchase Term. The "Purchase Term" shall mean the ten (10) year period that begins on the date the first order for Products is shipped after the date first appearing above. In the event that neither party gives the other written notice eighteen (18) months prior to the end of the initial ten (10) year Purchase Term, the Agreement shall automatically be extended so that after the end of the initial Purchase Term the Agreement may be terminated only upon eighteen (18) months prior written notice by Lannett or _______ to the other.

1.5 Purchase Price. The "Purchase Price" shall mean the price per unit as specified in Exhibit A hereof and subject to adjustment in accordance with Paragraph 2.7 hereof.

1.6 Affiliate. "Affiliate" shall mean, with respect to either party, all corporations or other business entities which, directly or indirectly, are controlled by, control or

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        are under the common control with that party. For this purpose, the meaning of the word "control" shall include, but not be limited to, ownership of more than fifty percent (50%) of the voting shares or equitable ownership interest of such corporation or other business entity.

                              ARTICLE 2 - SUPPLY
                              ------------------

2.1 Supply. Subject to the terms and conditions of this Agreement, Lannett shall manufacture and supply and _____________ shall purchase from Lannett a substantial portion of ______ requirements for the Products throughout the Purchase Term.

2.2 Forecasts. As early as reasonably possible after the date first appearing above, and thirty (30) days prior to every calendar quarter thereafter, ________ shall give to Lannett a written forecast of the quantities of the Products, including quantities for each strength and unit size of the Products, and delivery dates that ________ anticipates it will order from Lannett during the two (2) calendar quarters following the date of the written forecast. ________ shall promptly advise Lannett of any significant changes in its estimated forecast of products.

2.3 Orders. ________ shall submit written purchase orders to Lannett for the quantities of the Products, including the quantity of each strength and unit size and delivery dates, which ________ desires to purchase under this Agreement. ________ shall submit purchase orders to Lannett for at least seventy-five (75%) of the forecasted quantities for that period on the then current forecast. Regardless of the quantities ordered, Lannett shall use all reasonable efforts to deliver the full quantities of the Products ordered by ________ . Deliveries of the Products ordered by ________ to the destination designated by ________ will be made within sixty (60) days following the date on which ________ submitted the purchase order unless a later delivery date has been specified by ________ .

2.4 Inability to Supply. Within thirty (30) days following its receipt of each forecast according to Paragraph 2.2 hereof, Lannett shall advise ________ in writing if it will be unable to supply the entire quantity forecasted. ________ shall have the right to purchase from third parties, such quantities of any of the Products for which Lannett shall have advised that it will be unable to supply, for as long as Lannett's inability to supply the Products(s) continues and for a three (3) month period following notice by Lannett that it is able to supply ________ the entire quantity forecasted.

2.5      Shipments.  Delivery shall be F.O.B. Lannett..

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2.6     Billing and Payment. Lannett shall invoice ________ the Purchase
        Price for all units in each shipment of Products delivered to ________ . Payment terms shall be Net forty-five (45) days from receipt of the invoice therefor. Interest shall accrue at a monthly rate of one and one-half percent (1 1/2%) on balances for which payment has not been received sixty (60) days from the date of delivery.

2.7 Purchase Price. The quoted Prices set forth in Exhibit A shall be valid for one year from date of initial order, whereupon they shall be reviewed by both parties on an annual basis.

2.8 Price Increases. If the parties are unable to achieve an agreement on the price of any of the Products during any year during the term of this Agreement, the following will apply. Lannett shall not increase the price of any of the Products more than five (5%) percent over the price charged for that Product the previous year, unless Lannett can demonstrate that a larger increase is necessary due to an increase in cost of raw materials or other unavailable expense to it. In any such case, Lannett shall demonstrate the need to ________ of the increase in price. Lannett shall be entitled to an increase in price determined by the increase in its costs plus fifteen (15%) percent of that increase in cost. Lannett shall provide ________ the benefit of any decrease in costs to it.

                             ARTICLE 3 - QUALITY
                             -------------------

3.1 Quality Control. Prior to each shipment of the Products, Lannett shall perform such quality control procedures to verify that each shipment of the Product(s) made under this Agreement conforms to the specifications for the Product(s) contained in the approved NDA, ANDA and specifications provided by ________ to Lannett and otherwise complies with the representations and warranties given by Lannett in
        Article 4 hereof. For any DESI, OTC or other non-ANDA products, Lannett shall similarly perform appropriate official compendial or other such mutually agreed upon testing in accordance to specifications supplied by _______________to Lannett.

3.2 Rejection. ________ shall have thirty (30) days following the day on which it receives a shipment to reject same because all or part of the shipment fails to conform to the applicable specifications or otherwise fails to conform to the representations and warranties given by Lannett herein, by giving written notice to Lannett specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. If ________ rejects a shipment before the date on which payment therefor is due according to Paragraph 2.6 hereof, it may withhold payment for that shipment or the rejected portion thereof. All shipments or portions thereof not rejected by ________ before such date shall be paid for in accordance with Paragraph 2.6 hereof. All shipments or portions thereof which ____________rejected but, as determined pursuant to Paragraph 3.4 hereof, did not have the right to reject, shall be paid within fifteen

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        (15) days following the day on which such determination was made, unless ________ had paid earlier. In the event __________rejects a shipment or portion thereof within such thirty (30) day period in accordance with the terms hereof but after payment therefor had been made,__________shall be entitled to recoup the payment amount by, at ________ election, Lannett's issuing a prompt refund or by ________ offsetting such amount against the payment of future invoices or other payments that may become due hereunder. The representation and warranties given by Lannett hereunder shall survive any failure to reject by ________ under this Paragraph. All disputes about the rejection of any lot will be resolved pursuant to Paragraph 3.4.

3.3 Recalls. If any of the Products is recalled pursuant to FDA regulation or other applicable laws or because________ or Lannett determines that a recall is necessary to protect the public health and such recall is due to Lannett's negligence or willful misconduct or a breach of any representation or warranty of Lannett hereunder, then Lannett shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping expenses. In no event shall Lannett be responsible for any indirect expenses incurred by ________ . If the recalled Products are to be destroyed, Lannett, at ________'s request, shall replace free of charge said Products or issue a credit to ___________ account or refund payment to __________. If the recalled Products are to be reworked, Lannett shall bear all costs of reworking said Products. If the recalled Products are recalls and such recall is due to ____________ negligence or willful misconduct or a breach of any representation or warranty of _________ hereunder, then ___________ shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping expenses and Lannett shall not be responsible for replacing product free of charge or for issuing a credit to ___________'s account. In no event shall ___________ be responsible for any indirect expenses incurred by Lannett. The parties agree to cooperate in case of a recall of any of the Products and provide such information as may be necessary to effectuate the recall and to satisfy any regulatory requests about the recall.

3.4 Disputes. If Lannett disputes ___________'s right to reject all or part of any shipment of the Products as set forth in Paragraph 3.2 or __________'s decision to recall any Product pursuant to paragraph 3.3 hereof (except where requested by FDA to do so), such dispute shall be resolved by an independent approved FDA testing organization or consultant of recognized repute within the U.S. pharmaceutical industry mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of the Products shall be final and binding upon the parties, but only as to the reasons given by ______________ in rejecting or recalling the shipment or portion thereof and shall have no effect on any matter for which said entity did not render

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        a determination. The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.


                  ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------


4.1 Joint Representations and Warranties. "Each party represents to the other that it will not take any action, or failure to take any action, that would cause a violation of the Federal Food Drug and Cosmetic Act, or any other Federal, State or local law during the term of this contract." Each party represents and warrants that the person signing this Agreement does so with authority to act on behalf of respective party.

4.2 Representations and Warranties by Lannett. Lannett represents and warrants that (a) all products processed and manufactured for and sold to_________hereunder will be processed and manufactured by it and stored in accordance with established Good Manufacturing Practices. 21 C.F.R. & 211: (b) all Product will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act or any other domestic government bodies where the Product is shipped as of the date of shipment by Lannett to ____________: (c) all Products will meet in all respects the specifications provided by ___________to Lannett concerning the
        Products: and (d) all documentation about the Products provided by Lannett to _____________ will be complete and accurate in all respects.

4.3 Representations and Warranties by . __________ represents and warrants that (a) all documentation provided by __________ to Lannett about the Products will be complete and accurate in all respects: and
        (b) it will notify Lannett promptly in case of any changes in the manufacture, processing or storage of the Products necessary to comply with applicable laws or the terms of any FDA approval.

4.4 Generic Drug Debarment. Lannett hereby certifies, pursuant to Section 2(k) of the Generic Drug Enforcement Act of 1992.21 U.S.C & 335a(k) that Lannett has not used, is not using and will not in the future use in any capacity within Lannett's ability to determine the services of any person who has been debarred pursuant to Section 2(a) and/or Section 2(b) of the Generic Drug Enforcement Act of 1992.21 U.S.C. && 335a(a) and/or (b) in connection with services to ________ under this Agreement. Lannett further certifies that there have been no convictions of it for any of the types of crimes set forth in
        Section 2(a)Section 2(b) of the Generic Drug Enforcement Act of 1992.21 U.S.C. && 335a(a) (b)within the five years prior to the date of this Agreement, nor has any person affiliated with Lannett been convicted of a crime of the types listed in Section 2(a) and

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        Section 2(b) of the Generic Drug Enforcement Act of 1992. 21 U.S.C. &
        335a(a) and (b) within the five years prior to the date of this Agreement.

4.5 Infringement. Each party represents and warrants that it will not commit any act of patent, trademark or copyright infringement during the term of this Agreement and that if it does so, it shall indemnify and hold the other party harmless, pursuant to the provisions of
        Article 6. Lannett represents and warrants that nothing it will do in the manufacturing process for any of the Products shall infringe any Patent. __________ represents and warrants that there are no Patents covering any of the Products.


                        ARTICLE 5 - REGULATORY MATTERS
                        ------------------------------

5.1 Regulatory Documentation. Lannett shall be responsible for providing to _________ all data's, exhibits, analysis and other documentation necessary for ___________'s regulatory obligations to the FDA and the Product(s).

5.2 Product Complaints. Each party shall immediately inform the other by telephone or facsimile of quality, health or safety related concerns or inquiries that raise potentially serious and unexpected quality, health or safety concerns as to any of the Products. All such other information not involving any of the above shall be transmitted to the other party within three (3) business days following receipt.


                         ARTICLE 6 - INDEMNIFICATION
                         ---------------------------

6.1 Lannett's Obligation to Indemnify. Lannett agrees to indemnify, defend, and hold harmless ____________, its Affiliates and subsidiaries and their respective employees, officers, directors, shareholders, and agents against any and all claims, losses damages and liabilities, including reasonable attorneys' fees and costs and any costs associates with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any obligation hereunder or any representation or warranty by Lannett hereunder or any act or omission of Lannett in connection with its obligations hereunder.

6.2 ________ 's Obligation to Indemnify. ___________ agrees to indemnify, defend and hold harmless Lannett, its Affiliates and subsidiaries and their respective employees, officers, directors, shareholders & agents against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees and costs and any costs associated with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any


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        obligation hereunder or any representation or warranty by
        ____________ hereunder or any act or omission of _____________ in connection with its obligations hereunder.



6.3 Obligations of the Party Seeking to be Indemnified. If __________ or any of its Affiliates or subsidiaries or Lannett or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receive any written claims which it believes is the subject of indemnity hereunder by Lannett or ____________, as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim, or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

6.4 Insurance. Each Party and its Affiliates shall carry products liability insurance in an amount at least equal to $3,000,000 with an insurance carrier reasonably acceptable to the other party. Such Insurance shall cover the indemnifications set forth in Article 6 hereof. Each party shall name the other party as additional insured under such policy. A certificate(s) of insurance evidencing such coverage shall be delivered to the other party within ten (10) days prior to the date any such Products are first commercially sold by such party, and shall provide among other things, that such insurance shall not be canceled or modified without giving the other party at least thirty (30) days prior written notice. Either party can, at any time during the term of this Agreement, require proof that it is covered under

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        the policy of the other party: the other party shall have ten (10)
        days to provide evidence of such coverage.


                        ARTICLE 7 -TERMS, TERMINATION

7.1 Term. This Agreement shall become effective as of the date first written above and shall remain in full force and effect through the end of the Purchase Term.

7.2     Termination for Cause. This Agreement may be terminated at any time:

       (a) by either party if the other party fails to remedy and make good any default in the performance of any condition or obligation under this Agreement within sixty (60) days of the date a written notice of default is sent to the defaulting party thereof, or if such breach cannot be reasonably remedied within such 60-day period, the party in default diligently commences to remedy such breach;

       (b) by either party upon bankruptcy or insolvency of the other party or placing of the business of such party in receivership;

7.3 Waiver. Failure to terminate this Agreement following a breach or failure to comply with the terms and conditions of this Agreement shall not be deemed a waiver of the non breaching party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

7.4 Rights Upon Termination. Upon termination, Lannett agrees to provide __________ with copies of any and all information relating to the Products which will be necessary for _________ to satisfy any of its regulatory obligations and which would enable it to find an alternate supplier for the Products. All information to be provided within thirty (30) days of request. ___________ shall be responsible for payment of any and all purchase orders sent prior to the date of termination.

7.5 Stability Studies. Lannett will continue to perform stability studies on representative lots of all products manufactured by it for ________ during the term of this Agreement through the end of the stability testing protocol for each of the Products. Lannett shall report all such results to ________ promptly so that it can fulfill its regulatory obligations. Such testing and reporting will be done at Lannett's sole expense.

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7.6     Termination Upon Notice. Either party may terminate this Agreement without cause provided it provides the other party with written notice eighteen (18) months in advance of the date of termination.


                        ARTICLE 8 - NON ASSIGNABILITY
                        -----------------------------

8.1 This Agreement and the rights of the parties hereunder shall not be assignable nor shall the obligations of either party be delegable, except to Affiliates of ________ or Lannett, without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event either party seeks and obtains the other party's consent to assign or delegate its rights or obligations to another party, or in the event of an assignment or delegation to an Affiliate, the obligations of the assignee or transferee must be guaranteed in writing by the party who is the assignor or transferor.


                          ARTICLE 9 - FORCE MAJEURE
                          -------------------------

9.1 Force Majeure. No failure or omission by the parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities.

9.2 Obligations of the Parties in case of Force Majeure. In the event that due to force majeure either party hereto shall be delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act, except for the obligation to pay amounts due under this Agreement, shall be excused for the period of the delay. Notwithstanding the aforementioned, the party subject to force majeure shall take all reasonable steps to resolve the condition(s) forming the basis of force majeure.

               ARTICLE 10-CONFIDENTIAL INFORMATION; CONVENANTS
               -----------------------------------------------


10.1 ____________ has and shall continue to furnish Lannett with written confidential information, as available to _____________, consisting of any technical data and

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        information relating to the Products, which ________ may consider necessary or useful in the manufacture, compounding, process control, bottling and packaging of the Products by Lannett, including information from NDA's and ANDA's. Lannett, during the term of this Agreement, may furnish confidential information to ____________. The confidential information of both parties shall thereafter be called collectively the "Information".

10.2 The parties acknowledge that all Information will be considered to be confidential by the other party, and shall not disclose to others or make any use of the Information for themselves or for others without the written consent of the other party while this Agreement is in effect and for ten (10) years after its termination or, if the Product is subject to an NDA or ANDA, such Product is not longer approved, whichever is later. Both parties shall treat the Information as confidential unless the Information (I) was known to the receiving party prior to the disclosure hereunder; or (ii) is or becomes publicly known through no fault or omission attributable to the receiving party; or (iii) is rightfully given to the receiving party from sources independent of the disclosing party, which sources rightfully possess such Information; or (iv) is derived by the receiving party independently of any disclosure from the disclosing party or its affiliates; or (v) must be divulged to any Federal, state or local government authority, in which case the party divulging Information shall promptly notify the other party, so that the party can take all steps necessary to protect its confidential Information. In such case, the disclosing party agrees to take whatever steps are necessary to protect the confidentiality of the confidential Information. This limitation and disclosure shall extend to the substance of any discussions concerning confidential Information.

10.3 The receiving party shall return to the providing party any and all documents of any type which contain Information and shall destroy any copies thereof at the termination of this Agreement except that the parties may retain such records pertaining to the Products as may be required by any applicable laws and/or regulations.

10.4 The parties agree that the confidential Information shall be used by it solely for the purpose of manufacture of the Products for _________ and that they will make no use of their own of the confidential Information of the other for any other purpose.

10.5 The parties agree to take all reasonable precautions to preclude the disclosure to other, except as provided herein, by any of their officers, employees, agents and representatives of all confidential Information pertaining to the Products. Such precautions shall include restriction of knowledge of, and access to, confidential Information on a need-to-know basis to only those officers, employees, agents, and representatives who are directly connected with manufacturing the Products

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        for __________ Employees of both parties sign company secrecy agreement upon hire.

10.6 This Agreement is not, and shall not be construed to be, a grant of any right or license, express or implies, by one party to the other under any patent, trademark, copyright, or know-how or other rights that either party may now have or hereafter hold relating to the subject matter of the confidential Information disclosed hereunder and/or as to the Products. It is understood that the confidential Information disclosed by ________ shall remain ________'s property and that disclosed by Lannett shall remain Lannett's property, and that neither party shall make any use of the confidential Information for their own purposes, including, but not limited to, applying for a patent or developing an identical or similar product for itself or for others.

10.7 Lannett agrees that it shall not contract manufacture an identical product to any of the Products during the term of this Agreement and for a period of one (1) year following termination of this Agreement, written notice from Lannett to _______ that it will manufacture the Product for _______, or written notice from ________ to Lannett that it will not require the Product to be manufactured by Lannett.


                          ARTICLE 11 - MISCELLANEOUS
                          --------------------------

11.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

11.2 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by legally enforceable directive of any governmental body, then such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction; this Agreement shall not otherwise be affected.

11.3 Entire Agreement. The terms and provisions contained in this Agreement, including the Exhibit hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

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11.4    Notices. All notices hereunder shall be deemed to have been delivered if by certified mail, return receipt requested, or if sent by facsimile, as follows.


        If to Lannett:

        Mr. Jeffrey M. Moshal
        Vice President-Finance
        Lannett Company, Inc.
        9000 State Road
        Philadelphia, PA  19136
        (215) 333-9004 (facsimile)




        If to__________:











11.5 Survival. The provisions of Article 4, Article 6 and Article 10 and Paragraph 7.5 of the Agreement shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, Lannett and ___________have executed this Agreement in duplicate, each of which shall be considered an original, as of the day and year first above written.



Lannett Company, Inc.


By:    Jeffrey Moshal                         By:  __________________________
       --------------
Name:  Jeffrey Moshal                         Name:
Title:  Vice President - Finance              Title:

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                                  EXHIBIT A


        Exhibit A to the Supply Agreement dated May 27, 1997 between Lannett Company, Inc. and _________________.

                         Product and Pricing Schedule
                         ----------------------------


Product                             Size                     Purchase Price
-------                             ----                     --------------



                      (Confidential Information Omitted)








        All active Pharmaceuticals ingredients and excipients to be provided by Lannett, except for the _____________________

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